Exhibit H.3.A

FIRST AMENDMENT

to

ADMINISTRATION AGREEMENT

THIS AMENDMENT made effective as of the 8th day of September, 2014 amends that certain administration agreement, dated as of February 19, 2014, between Virtus Alternative Solutions Trust including the series thereof and Virtus Fund Services, LLC (the “Administration Agreement”) as herein below provided.

W I T N E S S E T H :

WHEREAS, Pursuant to Section 8, Amendments to the Agreement, of the Administration Agreement, the Trust and the Funds wish to amend Schedule A of the Administration Agreement to add the Virtus Strategic Income Fund and to otherwise update the schedule.

NOW, THEREFORE, in consideration of the foregoing premise, the parties to the Administration Agreement hereby agree that the Administration Agreement is amended as follows:

1.	Schedule A to the Administration Agreement is hereby replaced with Schedule A attached hereto and made a part hereof.

2.	Except as herein provided, the Administration Agreement shall be and remain unmodified and in full force and effect. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Administration Agreement.

3.	This Amendment may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers.

VIRTUS ALTERNATIVE SOLUTIONS TRUST

By:	/s/ W. Patrick Bradley
Name: W. Patrick Bradley
Title: Senior Vice President, Chief Financial Officer and Treasurer

VIRTUS FUND SERVICES, LLC

By:	/s/ Heidi Griswold
Name: Heidi Griswold
Title: Vice President, Mutual Fund Services

SCHEDULE A

(as of September 8, 2014)

Virtus Alternative Income Solution Fund

Virtus Alternative Inflation Solution Fund

Virtus Alternative Total Solution Fund

Virtus Strategic Income Fund